Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements listed below of Leggett & Platt, Incorporated of our report dated February 26, 2026 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

1	.	Form S-3ASR, Registration No. 333-280206

2	.	Form S-8, Registration No. 333-157536

3	.	Form S-8, Registration No. 333-181432

4	.	Form S-8, Registration No. 333-203992

5	.	Form S-8, Registration No. 333-203995

6	.	Form S-8, Registration No. 333-228189

7	.	Form S-8, Registration No. 333-253875

8	.	Form S-8, Registration No. 333-283376

9	.	Form S-8, Registration No. 333-283377

10	.	Form S-8, Registration No. 333-287362

11	.	Form S-8, Registration No. 333-287561

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
February 26, 2026